Exhibit 10.28

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on [          ], 2026, by and between Eagle Nuclear Energy Corp., a Nevada Corporation (the “Company”), and [          ], an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

WHEREAS, the Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.             Employment and Duties.

1.1            Employment. The Company hereby employs the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive hereby agrees to such employment on the terms and conditions expressly set forth in this Agreement.

1.2            Position and Duties. The Executive shall serve the Company as its [ ], reporting to [the Company’s Chief Executive Officer (“CEO”) and] Board of Directors (the “Board”), and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Company, subject to the directives of the CEO and Board and the policies of the Company as in effect from time to time (including, without limitation, the Company’s business conduct and ethics policies, as they may be amended from time to time).

1.3            No Other Employment; Time Commitment. For so long as the Executive is employed with the Company, the Executive shall both (a) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Company and (b) hold no other employment. Further, the Executive’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body on which the Executive may then serve if the Board determines that such activity interferes with the effective discharge of the Executive’s duties and responsibilities to the Company, that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns, or that such activity could adversely affect the reputation of the Company or any of its affiliates, successors or assigns.

1.4            No Breach of Contract. The Executive hereby represents to the Company: (a) that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (b) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (c) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder.

1.5            Location. The Executive’s principal place of employment shall be in or around the Greater Vancouver area in British Columbia, Canada. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.            Term. The Executive’s employment under this Agreement shall commence immediately upon the closing of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended, supplemented, or otherwise modified from time to time), by and among SVII, Spring Valley Merger Sub II, Inc., a Nevada corporation and wholly owned, direct subsidiary of SVII, Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company and wholly owned, direct subsidiary of the Company, Eagle Energy Metals Corp., a Nevada corporation and the Company (the “Effective Date”). The period from the Effective Date until the first to occur of (i) the termination of the Executive’s employment under this Agreement, or (ii) the termination of this Agreement, pursuant to the terms hereof, is hereinafter referred to as the “Term.” If such transaction does not close, this Agreement shall not take effect.

3.            Compensation.

3.1            Base Salary. During the Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Starting with the first day of Executive’s employment, the Executive’s Base Salary shall be paid at an annualized rate of $[          ]. The Executive’s Base Salary shall be reviewed annually by the Board or a committee thereof and may be adjusted based on such review.

3.2            Incentive Bonuses. The Executive may be eligible for an annual discretionary performance bonus with respect to each calendar year during the Term. The amount, if any, of such annual bonus will be determined by the Board in its sole and complete discretion based on corporate performance and/or performance of the Executive. Receipt of an annual bonus is not guaranteed. The Board will, on an annual basis (at or near the beginning of each bonus year in the Term), establish a target bonus for the Executive for the upcoming year and will communicate such target to the Executive. Eligibility to receive an annual bonus does not ensure that any amount will be earned or paid. Bonus determination will be made by the Board at a time convenient to the Board, but typically within 60 calendar days following the end of each bonus year. The actual bonus earned for the year (if any) shall be paid in a single cash lump sum payment no later than March 15 of the year following the year in which the bonus is earned, subject to the Executive’s continued employment by the Company or its affiliates through the date that the applicable payment is made.

3.3             Equity Incentive Awards. The Executive will be eligible to participate in the Company’s equity incentive plans and programs, as in effect from time to time, including the Eagle Nuclear Energy Corp. 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”). Eligibility for awards and the terms thereof shall be subject to the terms and conditions of the applicable plan. All awards are conditioned upon the Executive timely executing and returning a signed award agreement to the Company in the form designated by the Company. Promptly following the Effective Date and subject to the approval of the Board, the following initial awards shall be made to the Executive under the 2025 Equity Incentive Plan:

(a)            [          ] ([          ]) restricted stock units (the “Initial RSU Award”), which will vest in quarterly installments over the two (2) year period following the grant date and shall be subject to acceleration as set forth in Section 5.3(c) below; and

(b)            [Reserved].

4.             Benefits.

4.1            Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and any fringe benefit plans and programs, made available by the Company to the Company’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time.

4.2            Reimbursement of Business Expenses. During the Term, the Executive shall be authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be eligible for reimbursement of all such reasonable business expenses, subject to the Company’s expense reimbursement policies as in effect from time to time.

4.3            Vacation and Other Leave. During the Term, the Executive shall be entitled to vacation in accordance with the Company’s vacation policies as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Company.

5.             Termination of Employment.

5.1            Generally. The Executive’s employment by the Company, and the Term, may be terminated at any time (a) by the Company with or without Cause (as defined in Section 5.5), (b) by the Company in the event that the Executive has incurred a Disability (as defined in Section 5.5), (c) by the Executive with Good Reason, (d) by the Executive without Good Reason, or (e) due to the Executive’s death.

5.2            Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (a) no less than thirty (30) days following delivery of such notice in the event of a termination by the Executive for Good Reason (subject to the provisions of Section 5.5(c)) or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Executive Base Salary in lieu of such notice) or (b) immediately (subject to Section 5.5 of this Agreement) in the event of a termination by the Company with Cause or resignation by the Executive without Good Reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.

5.3            Benefits Upon Termination.

(a)            If the Executive’s employment by the Company is terminated during the Term by the Company for Cause, by the Executive without Good Reason, or due to Disability or the Executive’s death (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive (or the Executive’s estate in the case of his death), and the Executive (or his estate, as applicable) shall have no further right to receive or obtain from the Company, any payments or benefits other than payment, within 30 days after the Severance Date, of (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) in the case of death or Disability, any bonus payment as provided pursuant to Section 3.2 of this Agreement, and (iii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date (the “Accrued Obligations”).

(b)            If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) the following benefits (the “Severance Benefits”):

(i)            an amount equal to six (6) months (the “Severance Period”) of his Base Salary at the rate in effect on the Severance Date, payable in equal installments in accordance with the Company’s normal payroll periods;

(ii)           any earned but unpaid bonus for any calendar year ending on or prior to the Severance Date, determined in accordance with Section 3.2, payable sixty (60) days following the Severance Date; plus an amount equal to the average of the three (3) most recent annual bonuses earned by the Executive prior to the Severance Date, payable sixty (60) days following the Severance Date; and

(iii)          to the extent that the Executive elected to participate in the Company’s group medical plan and if the Executive is eligible for and timely and properly elects medical continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1984 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive with the second payroll period of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) a period equal to the Severance Period; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive receives substantially similar coverage from another employer or other source.

(c)            If, during the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, in either case within one year after a Change in Control shall have occurred, all of the Executive’s then-unvested time-based equity awards (including, without limitation, any unvested stock options, RSUs, and the Initial RSU Award) shall automatically vest in full as of the date of such termination of employment, without the need for any further action by the Company, the Board, or any committee thereof.

(d)            Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches the Executive’s obligations under Section 6 of this Agreement, the Executive shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit as of the date of such breach. Any disputes with respect to the application of this paragraph will be subject to the Arbitration provisions set forth in Section 16; provided that during the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this paragraph.

(e)            The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and other benefit plans covered by COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

(f)            Payments made to the Executive pursuant to the provisions of this Section 5.3 shall be in lieu of any severance benefits otherwise due to the Executive under any severance pay plan or program maintained by the Company that covers its employees or executives generally.

5.4            Release; Exclusive Remedy.

(a)            As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c), the Executive shall, within sixty (60) days following his last day of employment with the Company (the full 60-day period being the “Release Period”), execute, and not revoke within the applicable revocation period which ends prior to the end of the Release Period, and provide the Company with, a valid, executed general release substantially in the form presented by the Company at the time of his termination.

(b)            The Executive agrees that, except to the extent prohibited by applicable law, the payments and benefits contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment during the Term and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5            Certain Defined Terms. As used herein, the following terms shall have the following meanings:

(a)            “Cause” shall mean that one or more of the following has occurred:

(i)            the Executive has been convicted of, pled guilty or no contest to, or entered into a plea agreement with respect to (A) any felony (under the laws of the United States or any relevant state or jurisdiction, in the circumstances, thereof) or (B) another crime involving dishonesty or moral turpitude;

(ii)            the Executive has engaged in any willful misconduct (including any violation of federal securities laws), gross negligence, act of dishonesty, violence or threat of violence, in each case, that would reasonably be expected to result in a material injury to the reputation, business or business relationships of the Company or any of its subsidiaries or affiliates;

(iii)          the Executive has breached, in any material respect, a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(iv)          the Executive has willfully failed to perform or uphold his duties under this Agreement and/or willfully fails to comply with lawful directives of the Board, which failure does not cease within ten (10) days after written notice specifying such failure in reasonable detail is given to the Executive by the Company;

(v)  the Executive has breached any fiduciary duty owed by the Executive to the Company or any of its subsidiaries or affiliates; or

(vi)          the Executive has materially breached this Agreement or any other contract to which he is a party with the Company.

(b)            “Change in Control” shall mean any of the following actions identified in clauses (i), (ii) or (iii) below:

(i)            The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of common stock of the Company, provided that it shall not constitute a Change in Control if (a) the acquisition is directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) or (b) individuals who constitute the Incumbent Board (as defined below) immediately prior to the acquisition continue to constitute a majority of the Board for the 12-month period immediately after the acquisition;

(ii)            Individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease to constitute a majority of the Board within a 12-month period, provided that any director whose nomination was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company; or

(iii)            Consummation of a reorganization, merger, share exchange or consolidation involving the Company (a "Reorganization"), unless each of the following conditions is satisfied: (A) at least 40% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions, relative to each other, as their ownership existed in the Company immediately prior to the Reorganization; (B) no Person beneficially owns 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

For purposes of this Agreement, a Change in Control occurs on the date on which an event described in clause (i), (ii) or (iii) immediately above occurs. If a Change in Control occurs on account of a series of transactions or events, the Change in Control occurs on the date of the last of such transactions or events. For purposes of this definition, "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or its subsidiary or affiliate, and "beneficial ownership" has the meaning given the term in Rule 13d-3 under such Act.

(c)            “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Company in good faith, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any three hundred and sixty-five (365) day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(d)            “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

(i)            a material negative change in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;

(ii)            a material reduction in the Executive’s Base Salary, excluding any reduction up to 10% that is applied across the Company’s senior management group;

(iii)            the Executive’s required re-location to a worksite location which is more than fifty (50) miles from the Executive’s then current principal worksite without the Executive’s consent (such consent not to be unreasonably withheld), or

(iv)            the Company’s material breach of this Agreement (excluding any delay of payment required or permitted under Code Section 409A).

provided that, in any such case, the Executive provides written notice to the Company that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for Good Reason occurs no later than thirty (30) days following the expiration of such cure period.

5.6            Resignation from Director and Officer Roles. The termination of the Executive’s employment with the Company for any reason shall constitute the Executive’s resignation from (a) any director, officer or employee position the Executive has with the Company or any of its affiliates and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company or any of its subsidiaries or affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.7            Post-Employment Activities. Beginning on the day following the Severance Date, Executive (a) shall remove any reference to the Company as the Executive’s current employer from any social media or other web- or cloud-based source the Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (b) will not represent that the Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source the Executive either directly or indirectly controls.

5.8            Limitation on Benefits. To the extent that the Executive is subject to Section 280G of the Internal Revenue Code (the “Code”) at such relevant time, if any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control (as defined for purposes of this Section 5.8) or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. For purposes of this Section 5.8, a “Change in Control” shall mean a “change in ownership or control” as defined for purposes of Section 280G of the Code.

All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.            Protective Covenants. The Executive acknowledges and agrees that the Company has developed intellectual property, Trade Secrets and Confidential Information to assist it in its business. The Executive further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer goodwill associated with its ongoing business. The Company employs or will employ the Executive in a position of trust and confidence, and may provide the Executive with extraordinary or specialized training in furtherance of the Executive’s duties for the Company. The Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests. Therefore, in consideration for the Company’s decision to employ or continue to employ the Executive; for the compensation and benefits provided to the Executive by the Company under this Agreement; in consideration of the time, investment and cost the Company has incurred and will continue to incur to train the Executive and enhance his skills, including, without limitation, extraordinary or specialized training; access to Trade Secrets or Confidential Information; and the Company permitting the Executive to come into contact with its customers and prospects, the Executive hereby agrees to the protective covenants in this Agreement. The Executive expressly agrees that the covenants in this Section 6 shall continue in effect through the entire Restricted Period (as defined in Section 6.3) regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company. For purposes of this Section 6, the Company shall mean the Company together with its parents, subsidiaries and affiliates. Further, the Executive understands and agrees that the protective covenants contained in this Employment Agreement apply notwithstanding any claim of breach of the Employment. It is further understood that the covenants contained in this Section 6 survive the Term and bind the Executive so long as he is employed by the Company and including the two (2) years subsequent to the termination of that employment. For purposes of this Section 6, references to the “Company” shall include any subsidiary or affiliate of the Company.

6.1            Confidential Information. The Executive has entered into the Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is incorporated herein by reference. All matters of confidentiality shall be governed by the terms of the Confidentiality Agreement, which may be amended by the Company, in its sole discretion, from time to time.

6.2            No Competing Employment. The Executive acknowledges that the nature of the Company’s business and the Executive’s position with the Company is such that if the Executive were to become employed by, or become substantially involved in, the business of a competitor of the Company during his employment with the Company and during the twelve (12) months following his termination of employment with the Company (the “Restricted Period”), it would be very difficult for the Executive not to rely on or use the Company’s Trade Secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s Trade Secrets and Confidential Information, and to protect such Trade Secrets and Confidential Information and the Company’s relationships and goodwill with customers, the Executive shall not, during the Restricted Period, directly, or by assisting others, engage in the business of exploration and/or development of (a) uranium mines within the State of Oregon or within 20 miles of its geographical borders; and/or (b) small modular nuclear reactor technologies or assets anywhere within North America; in each case in any capacity identical with or corresponding to the capacity or capacities in which employed by the Company (in each case, and collectively, a “Competitive Business”); provided that the Executive may purchase and hold only for investment purposes less than one percent (1%) of the shares of any Company in competition with the Company whose shares are regularly traded on a national securities exchange or inter-dealer quotation system; and provided further that the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement. For the avoidance of doubt, if the Executive’s termination of employment is the result of a reduction of force, reorganization or similar restructuring of the Company, then no post-termination non-competition obligation shall apply.

6.3            Non-Solicitation of Employees. During the Restricted Period, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. The Executive will not be deemed to have violated this Section if employees respond to general advertisements for employment or if the Board provides unanimous prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board).

6.4            Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or by assisting others, take any action to solicit, divert, take away, contact, call upon, communicate with, or attempt to solicit, divert, take away, contact, call upon, communicate with any customers of the Company, including actively seeking prospective customers, with whom the Executive had Material Contact during the Executive’s employment, for the purposes of inducing or attempting to induce or divert their business away from the Company. The term “Material Contact” means the contact between the Executive and each customer (a) with whom or which the Executive dealt on behalf of the Company, (b) whose dealings with the Company were coordinated or supervised by the Executive; (c) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (d) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Executive within two years prior to the end of the Executive’s employment with the Company.

6.5            Non-Disparagement. The Executive agrees that at no time during his employment with the Company or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its respective directors, officers, representatives, agents or employees. The Company agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board and the Chief Executive Officer, in each case, of the Company, not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive.

6.6            Returning Company Documents. The Executive agrees that at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by the Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to Section 6.2(c). The Executive is not required to return any personal items; documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information); or documents or agreements of which he is a party.

6.7            Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during his employment with the Company and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.8            Understanding of Covenants. The Executive represents that he (a) is familiar with the foregoing Confidentiality Agreement and non-solicitation, non-competition and nondisparagement covenants, (b) is fully aware of his obligations hereunder, (c) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (d) agrees that such covenants are necessary to protect the Company’s confidential and proprietary information, good will, stable workforce, and customer relations. The Executive acknowledges and agrees that the covenants contained in this Agreement are reasonable in time, scope and in all other respects; that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws; and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

Initials of Parties
Company:	Date:
Executive:	Date:

6.10            Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches any term of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Executive is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

7.            Defense of Claims. The Executive agrees that, during his employment with the Company and its subsidiaries and affiliates and for a period of five (5) years after termination of such employment, upon request from the Company, the Executive will cooperate with the Company or any of its subsidiaries or affiliates in the defense of any claims or actions that may be made by or against the Company or such subsidiary or affiliate that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company or such subsidiary or affiliate in such claim or action. The Company agrees that it or the applicable subsidiary or affiliate shall reimburse the reasonable out of pocket costs and attorney fees actually incurred by the Executive in connection with him providing such assistance or cooperation to the Company or such subsidiary or affiliate, in accordance with the Company’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Company or such subsidiary or affiliate for any travel or legal fees and expenses incurred by him in connection with his obligations under this Section 7.

8.            Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

9.            Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

10.	Assignment; Binding Effect.

(a)            By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)            By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c)            Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

11.            Number; Gender; Section Headings. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.            Governing Law. This Agreement, including any claims or controversy arising out of or relating to this Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Nevada without giving effect to any choice or conflict of law provisions or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

13.            Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 9, 12, 14 and 16 shall survive any termination or expiration of this Agreement.

14.            Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

15.            Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto; provided that this Agreement and the Term may be terminated by the Company on thirty (30) days’ advance written notice to the Executive. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.            Arbitration. Except for disputes or controversies arising out of Section 6, which may be resolved by litigation before a court of competent jurisdiction in the State of Nevada, applying the law of the State of Nevada in accordance with Section 13 of this Agreement, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Company or any termination thereof, will be settled by arbitration to be held at a location in Reno, Nevada in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall have the authority to award the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees.

Initials of Parties
Company:	Date:
Executive:	Date:

18.            Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (a) delivered by hand, (b) otherwise delivered against receipt therefore, or (c) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:

if to the Company:	Eagle Nuclear Energy Corp.
5470 Kietzke Lane, Suite 300
Reno, Neveda 89511

if to the Executive:	to the address most recently on file in the payroll records of the Company.

19.            Code Section 409A. To the extent that the Executive is subject to Section 409A, all payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Section 5 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treas. Reg.  Section 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 5 are intended to qualify for the exclusion for separation pay plans under Treas. Reg. Section 1.409A-1(b)(9) and, consistent therewith, all severance payments payable under the provisions of Section 5 shall be paid to the Executive no later than the last day of the second calendar year following the calendar year in which occurs the date of the Executive’s termination of employment. Each payment made under Section 5 shall be treated as a “separate payment,” as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.  None of the payments under this Agreement are intended to result in the inclusion in the Executive’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(a)            If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.  Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)            Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(c)            Where a severance payment is conditioned upon execution of a release as provided in Section 5.4(a) and the period for execution of such release spans two calendar years, no such payment shall be made or benefit shall be paid until the first day of the second calendar year.

20.            Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well.  In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

21.            Counterparts. This Agreement may be executed (electronically or on paper) in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

“COMPANY”

Eagle Nuclear Energy Corp.

By:

Name:

Title:

“EXECUTIVE”

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